Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

John M. Greeley, CFO	Todd Friedman
Tarantella, Inc.	The Blue Shirt Group
831-427-7460	415-217-5869
jgreeley@tarantella.com	todd@blueshirtgroup.com

Tarantella, Inc. Announces Trading On The NASD OTC Bulletin Board

SANTA CRUZ, CA, August 25, 2004 – Tarantella, Inc. (OTC: TTLA.OB), a leading supplier of secure remote access software, today announced that its shares were approved for trading on the NASD OTC Bulletin Board (OTCBB), and began trading at the opening of the market yesterday under its new symbol “TTLA.OB”. Tarantella, Inc.’s shares previously traded on the OTC Pink Sheets under the symbol “TTLA.PK”.

The OTC Bulletin Board® (OTCBB) is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (OTC) equity securities.

“Returning to the OTC Bulletin Board is part of our strategy to increase awareness of Tarantella’s financial turnaround and product leadership and enhance our visibility within the investment community,” noted John Greeley, CFO, Tarantella. “In the past few quarters, Tarantella has regained complete compliance with SEC reporting requirements and embarked on numerous product and partner initiatives to take advantage of the emerging opportunities in the growing Linux market. This move to the OTC Bulletin Board is another important milestone in Tarantella’s long term growth strategy.”

For Tarantella Investors:

This press release contains forward-looking statements, including statements relating to the Company’s strategy to increase awareness and enhance its visibility in the investment community, to take advantage of the growth in the Linux community, and the Company’s long term growth strategy, which are subject to risks and uncertainties. Actual results may differ materially from those described in such statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the risk that the Companies strategies will not generate the expected benefits, and other risks detailed from time to time in Tarantella’s SEC filings, including its filings on Forms 10-Q and 10-K. Tarantella disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Tarantella, Inc.

Tarantella, Inc. (OTC:TTLA.OB) is a leading provider of secure remote access software to nearly 12,000 customers’ sites worldwide. Tarantella enables organizations to access and manage information, data and applications across all platforms, networks and devices. Tarantella bridges the gap between vendors, ensuring that customers have complete access to business-critical information. Using Tarantella’s software, customers realize the benefits of secure corporate data, maximizing return on existing IT assets and improved productivity. The company markets its products through the Internet, key industry partnerships, and a worldwide network of consultants and resellers. Tarantella is headquartered in Santa Cruz, Calif. For more information, please visit the Tarantella web site at www.tarantella.com.

Tarantella, Secure Global Desktop and the Tarantella logo are trademarks or registered trademarks of Tarantella, Inc. in the United States and other countries. All other brand and product names are or may be trademarks of, and are used to identify the products or services of, their respective owners.